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                                                                   EXHIBIT 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 ("Registration Statement") of Citigroup Funding Inc. of our reports dated February 25, 2005, except as to notes 1, 3, 4, 5, 9, 14, 16, 17, 18 and 21, which are as of June 7, 2005, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report is included in
Exhibit 99.02 of Citigroup's Form 8-K filed on June 7, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the Annual Report on Form 10-K of Citigroup Inc. for the year ended December 31, 2004, and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report on the consolidated financials statements discussed above refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation and, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

KPMG LLP
New York, New York
June 28, 2005